TO BUSINESS EDITOR:

              Susser Holdings Reports Strong First Quarter Results

                      Same-store merchandise sales up 8.2%

         Strongest quarterly merchandise margin in over 6 years at 33.6%

    CORPUS CHRISTI, Texas, May 7 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) today reported that its total first quarter 2008 merchandise sales -- including a full-quarter's contribution from Town & Country Food Stores -- increased 80.8 percent to $168.8 million, versus $93.4 million a year earlier for the stand-alone Susser operation. On a same-store basis, merchandise sales increased 8.2 percent from the first quarter of 2007.

    Total revenues for the combined organization increased 89.3 percent to a record $1 billion, from $528.6 million in the first quarter of 2007. Gross profit increased 74.7 percent to $91.5 million, compared with $52.4 million in the year-ago quarter from stand-alone Susser operations.

    Adjusted EBITDA(1) increased 113.2 percent to $16.6 million, compared with $7.8 million in the prior year's first quarter, reflecting the Town & Country contribution along with the strongest quarterly merchandise margin in over six years of 33.6 percent.

    The Company recorded a first quarter net loss of $3.4 million, or $0.20 per diluted share, versus a net loss of $2.4 million, or $0.14 per diluted share, in the year-earlier quarter. Net income was impacted by slightly lower gross profit from retail fuel sales, increased credit card expense and higher interest expense related to the fourth quarter 2007 acquisition of Town & Country.

    To show more comparable results, Susser is providing selected pro forma financial results as if the Town & Country acquisition had taken place on January 1, 2007. On a pro forma(2) basis, Susser would have reported a net loss of $2.5 million, or $0.15 per diluted share, for the first quarter of 2007 and adjusted EBITDA(1) of $17.2 million.

    "Our above-average same-store sales growth and our increased merchandise margin of 33.6 percent in the first quarter demonstrate that our primary markets in South and West Texas are not seeing the kind of economic slowdown that has impacted other parts of the country," said Sam L. Susser, President and Chief Executive Officer.

    "In fact, although rising oil and refined product prices are putting pressure on the broader economy -- and putting pressure on our retail fuel margins and credit card fees -- our oilpatch markets in West and Southeast Texas and Southern Oklahoma are seeing a boost in economic activity from higher energy prices," Susser said.

    "We will, however, remain vigilant as we look for any sign of a consumer slowdown, and we intend to manage our business and our capital outlays prudently and conservatively," Susser said.

    "We remain on track with our integration program for Town & Country, and we are pleased with the performance of those stores in West Texas and Eastern New Mexico since we closed the transaction last November. We are starting to see improvement in our merchandise margins from improved supply contracts and in-store merchandising efforts, and we continue to look for additional opportunities for savings.

    "We also have just started the final phase of our systems integration, which should be completed this quarter and allow us to complete our corporate personnel reductions and relocations as planned this summer," he said.

    New Convenience Store/Wholesale Dealer Site Update

    During the first quarter of 2008, the Company opened three new retail units, bringing the company's total store count to 507 as of March 30. One additional store opened on May 1, and four more stores are under construction or under contract for purchase. In addition to the three new restaurants opened in the new stores, the Company opened restaurants in one existing store and closed one, bringing the total number of stores with restaurant operations to 285, or 56 percent of all stores at the end of the first quarter.

    In its wholesale operations, Susser added two new dealer sites and discontinued six during the first quarter, for a total of 383 dealer sites in operation at March 30. New sites typically outperform wholesale locations that are closed or where fuel supply is discontinued.

    Financing Update

    Sale/Leasebacks -- Subsequent to the end of the first quarter, Susser Holdings completed sale/leaseback transactions totaling $19.6 million for seven retail stores. These latest transactions bring total proceeds from sale/leasebacks year-to-date to $26.5 million. Susser also has recently received, subject to customary conditions, commitments for up to an additional $45 million of sale/leaseback funding for the remainder of 2008.

    Revolving Credit Facility -- Also in early May, Susser increased its revolving credit facility from $90 million to $120 million. This increase will provide Susser with additional liquidity and flexibility in the face of rising working capital requirements due to sharply higher motor fuel prices. The Company remains in full compliance with all of its covenants relating to its indebtedness. As of May 6, the Company's borrowing base supported the use of approximately $105 million of the $120 million revolver, and there was approximately $62 million of availability. The Company remains comfortable with its current liquidity position.

    Integration Highlights

    Over the past few months, the Company has achieved many milestones in the integration of Town & Country:

    -- Announced and is currently implementing a streamlined management structure

    --    Achieved purchasing synergies on numerous supply agreements

    -- In the process of consolidating food purchasing and distribution with Stripes' suppliers

    -- Completed implementation of its Human Resources Information System and improved store staffing

    -- Remerchandised stores and have added a number of new products to increase sales and profitability

    First Quarter Financial and Operating Highlights

    Convenience store merchandise sales totaled $168.8 million during the first quarter, an increase of 80.8 percent on a reported basis and 13.8 percent on a pro forma basis. Same-store merchandise sales for Stripes locations alone increased 8.2 percent from the year-earlier quarter and 8.4 percent on a pro forma basis. The strong growth in sales for the retail merchandise segment was led primarily by increases in packaged drinks, cigarettes, beer and food service. Sales trends also benefited from a favorable weather comparison.

    Total merchandise gross profit for the first quarter, net of shortages, totaled $56.7 million, an increase of 89.1 percent on a reported basis and 17.1 percent on a pro forma basis.

    Net merchandise margin on a combined store basis increased to 33.6 percent for the first quarter of 2008 - an increase of approximately 150 basis points on a reported basis and 100 basis points on a pro forma basis.

    Retail fuel volumes increased to 169.3 million gallons for the quarter, up
66.3 percent on a reported basis and 8.2 percent on a pro forma basis. Average gallons sold per retail location increased 7.2 percent from a year ago on a reported basis and 4.6 percent on a pro forma basis. The favorable per-store comparison is in part due to the re-branding of the Company's fuel islands to the Valero brand during the year-earlier quarter as well as strong overall customer traffic.

    Retail fuel revenues increased to $519.8 million, up 131.3 percent on a reported basis and 47.1 percent on a pro forma basis. Fuel revenues were driven by the Town & Country contribution, higher Stripes volumes and an 86 cent-per-gallon increase in the retail price of fuel versus a year ago, or 81 cents on a pro forma basis.

    Gross margins for fuel were flat at 11.9 cents per gallon on a reported basis but down from a pro forma 13.7 cents per gallon a year ago, reflecting strong first quarter 2007 margins in Town & Country's West Texas markets. Retail fuel gross profit was $20.2 million, an increase of 66.7 percent on a reported basis and a decrease of 5.6 percent on a pro forma basis. (Note that Susser reports retail fuel margins before credit card and other fuel-related expenses.)

    Wholesale fuel volumes sold to Susser's 383 dealers and other third-party customers increased 2.3 percent year-over-year to 114.1 million gallons. Wholesale fuel revenues increased 48.0 percent to $302.6 million as a result of both the volume increase and an 82 cent-per-gallon increase in average wholesale fuel selling prices. Wholesale fuel gross margin was 4.9 cents per gallon, versus 3.8 cents per gallon a year earlier. Wholesale fuel gross profit increased 30.0 percent to $5.6 million, reflecting higher wholesale fuel selling prices and the slightly higher volumes.

    2008 Guidance

    The Company has reaffirmed its previous guidance for 2008, with the exception of a reduction in its estimated range for new retail stores to 12-18 stores and a commensurate reduction in capital spending ranges:


                                                           2007         2007
                              2008           2008       Full-Year    Full-Year
                           Full-Year     First Quarter    Actual        Pro
                            Guidance        Results      Results      Forma(d)
    Merchandise
     Same-Store
     Sales Growth          4.5%-6.0% (a)      8.2% (a)     7.7% (a)     8.6%
    Merchandise Margin,
     Net of Shortage      32.0%-34.0%        33.6%        32.5%        32.4%
    Retail Average
     Per-Store
     Gallons Growth        2.0%-6.0%          7.2%         5.9%         3.7%
    Retail Fuel
      Margins
     (cents/gallon)        12.5-16.0         11.9         14.7         17.0
    Wholesale Fuel
      Margins
     (cents/gallon)         4.0-5.5           4.9          5.3
    New Retail Stores        12-18 (b)         3           18 (b)
    New Wholesale
     Dealer Sites            25-35 (b)         2           30 (b)
    Gross Capital
     Spending         $65-$95 million  $15.2 million  $89.8 million (c)
    Net Capital
     Spending         $25-$40 million   $8.3 million  $42.7 million (c)

    (a) We include a store in the same-store sales base in its 13th month of our operation; therefore, Town & Country stores will be excluded from our same-store sales base until December 2008.

    (b) 2007 retail store actual does not include 168 Town & Country locations acquired in November 2007. Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.

    (c) Excludes acquisition of Town & Country Food Stores and $51.2 million of net proceeds from sale/leaseback of Town & Country properties concurrent with the acquisition.

    (d) Pro forma results as if Town & Country had been included in the Company's operations for all of 2007.

    (1) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

    (2) Pro forma numbers are adjusted to show results as if the November 13, 2007 Town & Country acquisition had occurred at the beginning of fiscal 2007. See the Pro Forma Condensed Consolidated Statements of Operations in this earnings release.

    Investor Conference Call and Webcast

    Susser's management team will hold a conference call on Thursday, May 8, at 11 a.m. EDT (10 a.m. CDT) to discuss first quarter results. To participate in the call, dial (303) 262-2143 at least 10 minutes early and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through May 15. To access the replay, dial
(303) 590-3000 and enter the pass code 11112600#.

    The conference call will also be accessible via Susser's Web site at http://www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

    About Susser Holdings Corporation

    Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 505 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in 285 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin' brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

    Forward-Looking Statements

    This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 30, 2007. Forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

                                                 Financial statements follow



                                            Susser Holdings Corporation
                                       Consolidated Statements of Operations
                                                     Unaudited

                                                        Three Months Ended
                                                      April 1,       March 30,
                                                         2007          2008
                                      (in thousands, except per share amounts)
    Revenues:
      Merchandise sales                                $93,365       $168,771
      Motor fuel sales                                 429,115        822,392
      Other income                                       6,170          9,543
    Total revenues                                     528,650      1,000,706

    Cost of sales:
      Merchandise                                       63,405        112,103
      Motor fuel                                       412,726        796,640
      Other                                                124            440
    Total cost of sales                                476,255        909,183
    Gross profit                                        52,395         91,523

    Operating expenses:
      Personnel                                         18,254         30,297
      General and administrative                         6,225          9,063
      Other operating                                   14,690         27,946
      Rent                                               6,014          8,411
      Royalties                                             66              -
      Loss on disposal of assets and impairment charge      15             98
      Depreciation, amortization, and accretion          6,351         10,736
    Total operating expenses                            51,615         86,551

    Income from operations                                 780          4,972

    Other income (expense):
      Interest expense, net                             (3,010)        (9,862)
      Other miscellaneous                                  105            158
    Total other income (expense)                        (2,905)        (9,704)

    Minority interest in loss of consolidated
     subsidiaries                                          (16)           (12)
    Income before income taxes                        $ (2,141)       $(4,744)
    Income tax (expense) benefit                          (260)         1,384
    Net loss                                          $ (2,401)       $(3,360)

    Net loss per share:
      Basic                                             $(0.14)        $(0.20)
      Diluted                                           $(0.14)        $(0.20)

    Weighted average shares outstanding:
      Basic                                         16,705,404     16,880,404
      Diluted                                       16,705,404     16,880,404

                                                   Susser Holdings Corporation
                                                   Consolidated Balance Sheets

                                                   December 30,      March 30,
                                                         2007           2008
                                                       audited      unaudited
    Assets                                                 (in thousands)
    Current assets:
      Cash and cash equivalents                         $7,831        $13,813
      Accounts receivable, net of allowance for
       doubtful accounts of $1,360 at December 30,
       2007 and $1,421 at March 30, 2008                69,368         72,077
      Inventories, net                                  69,577         71,756
      Assets held for sale                                 903            903
      Other current assets                               8,209          8,131
    Total current assets                               155,888        166,680

    Property and equipment, net                        410,745        413,096

    Other assets:
      Goodwill                                         248,809        248,809
      Intangible assets, net                            25,497         24,414
      Other noncurrent assets                           12,753         12,691
    Total other assets                                 287,059        285,914
    Total assets                                      $853,692       $865,690

    Liabilities and shareholders' equity Current
     liabilities:
      Accounts payable                                $127,756       $128,306
      Accrued expenses and other current liabilities    39,406         39,255
      Current maturities of long-term debt               3,937          5,250
      Deferred purchase price - TCFS acquisition,
       current                                          10,000         10,000
    Total current liabilities                          181,099        182,811
    Long-term debt                                     374,754        373,327
    Revolving line of credit                            34,640         45,430
    Deferred gain, long-term portion                    31,511         35,486
    Deferred tax liability, long-term portion           27,145         24,909
    Other noncurrent liabilities                        20,068         21,761
    Total long-term liabilities                        488,118        500,913

    Minority interests in consolidated subsidiaries        684            695

    Commitments and contingencies

    Shareholders' equity:
      Common stock, $.01 par value; 125,000,000 shares authorized; 17,006,662 issued and 16,995,338 outstanding as of December 30, 2007; 17,036,662 issued and 17,025,338 outstanding
       as of March 30, 2008                                170            170
      Additional paid-in capital                       172,765        173,605
      Retained earnings                                 10,856          7,496
    Total shareholders' equity                         183,791        181,271
    Total liabilities and shareholders' equity        $853,692       $865,690

    Pro Forma Results of Operations

    The following table presents the quarterly and annual 2007 results of operations, on a pro forma basis for Susser Holdings Corporation as if the acquisition of Town & Country had occurred on January 1, 2007. We are presenting this unaudited information to provide a basis for comparison against our actual 2008 results, due the significant impact of the TCFS Acquisition on our operating results.


                                                                                                       Twelve
                                                                                                        Months
                                                               Three Months Ended (1)                    Ended
                                    April 1,         July 1,        September 30,    December 30,    December 30,
                                      2007            2007              2007            2007             2007
                                                         (in thousands, except share data)
Revenues:
  Merchandise
   sales                        $    148,368     $    166,705     $    171,450     $    166,509     $    653,032
  Motor fuel
   sales                             560,903          752,274          738,036          765,027        2,816,240
  Other income                         9,017            8,758            8,740            8,671           35,186
Total revenues                       718,288          927,737          918,226          940,207        3,504,458

Cost of sales:
  Merchandise (2)                     99,987          112,406          114,637          114,262          441,292
  Motor fuel (2)                     534,971          714,783          698,298          731,240        2,679,292
  Other                                  579              771              593              518            2,461
Total cost of
 sales                               635,537          827,960          813,528          846,020        3,123,045
Gross profit                          82,751           99,777          104,698           94,187          381,413

Operating expenses:
  Personnel                           27,069           28,692           29,230           29,253          114,244
  General and
   administrative                      8,134            7,963            9,286           11,058           36,441
  Other operating                     23,483           26,814           27,708           24,428          102,433
  Rent (3)                             7,417            7,524            7,549            8,355           30,845
  Royalties                               66               --               --               --               66
  (Gain) loss on
   disposal of
   assets and
   impairment
   charge                                 16             (221)             271              116              182
  Depreciation,
   amortization,
   and accretion (4)                   9,661           10,383           11,446            9,481           40,971

Total operating
 expenses                             75,846           81,155           85,490           82,691          325,182
Income from
 operations                            6,905           18,622           19,208           11,496           56,231

Other income
 (expense):
  Interest
   expense,
   net (5)                           (10,267)         (10,197)         (10,196)         (11,257)         (41,917)
  Other
   miscellaneous                         105               91              123              116              435
Total other
 income (expense)                    (10,162)         (10,106)         (10,073)         (11,141)         (41,482)
Minority interest
 in income (loss)
 of consolidated
 subsidiaries                            (16)             (18)              --              (10)             (44)
Income (loss)
 before income
 taxes                                (3,273)           8,498            9,135              345           14,705
Income tax expense
 (benefit) (6)                           767           (3,355)          (3,603)            (417)          (6,608)
Net income (loss)               $     (2,506)    $      5,143     $      5,532     $        (72)    $      8,097

Net income (loss) per share:
  Basic                         $      (0.15)    $       0.31     $       0.33     $       0.00     $       0.48
  Diluted                       $      (0.15)    $       0.31     $       0.33     $       0.00     $       0.48

Weighted
 average
 shares
 outstanding:
  Basic                           16,705,404       16,705,404       16,705,404       16,822,071       16,734,571
  Diluted                         16,705,404       16,766,204       16,776,347       17,017,075       16,817,417

                                                                       Twelve
                                                                       Months
                                                                        Ended
                                   Three Months Ended (1)             December
                     April 1,    July 1,  September 30, December 30,    30,
                       2007        2007        2007         2007        2007
    Merchandise
     gross profit,
     net                32.6%       32.6%       33.1%       31.4%       32.4%
    Gallons:
      Retail          156,467     163,803     169,498     167,447     657,215
      Wholesale       113,027     120,152     120,249     116,850     470,278
    Motor fuel
     margin (cents
      per gallon):
      Retail      13.67 cents 18.83 cents 18.90 cents 16.27 cents 16.97 cents
      Wholesale    4.02 cents  5.53 cents  6.40 cents  5.60 cents  5.41 cents


      (1) Town & Country's historical monthly results have been aggregated to correspond to our fiscal quarters, which differ from Town & Country's historical fiscal quarters, to more accurately reflect the combined quarterly seasonal trends on a pro forma basis. Therefore, this presentation varies slightly from the Pro Forma Condensed Consolidated Statements of Operations included in Note 4 of our Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2007, as that presentation was based on Town & Country's audited financial statements for the fiscal year ended November 3, 2007, as adjusted. Certain pro forma adjustments related to the TCFS Acquisition have been made, as further described in the following notes, which are consistent with our pro forma presentation in our referenced Note 4.

      (2) Cost of sales has been adjusted to eliminate the impact of the use of the LIFO inventory method by Town & Country.

      (3) Includes additional rent expense to reflect the $51.2 million sale/leaseback of Town & Country assets completed concurrent with the TCFS Acquisition.

      (4) Reflects the effects on depreciation from the valuation of Town & Country assets to fair market value and the sale/leaseback transaction.

      (5) Reflects the net increase in interest expense resulting from the issuance of the $105 million term loan and $150 million senior notes, along with amortization of issuance costs, and eliminates interest expense related to Town & Country debt which was paid off or defeased.

      (6) Income tax expense was calculated at a 36% effective rate on pre-tax income, plus the Texas margin tax at 0.5% of gross margin. This calculation of pro forma income tax eliminates the effects of our release of a tax valuation allowance during 2007, of which the final $6.6 million was released in fourth quarter 2007. The TCFS Acquisition changed our tax position, and therefore this pro forma presentation will be more comparable to our 2008 income tax expense.

    Reconciliations of Non-GAAP Measures to GAAP Measures

    We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

    We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

    -- they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

    -- securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

    -- they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

    -- they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

    -- they are used by our board of directors and management for determining certain management compensation targets and thresholds.

    EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

    -- they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- they do not reflect changes in, or cash requirements for, working capital;

    -- they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

    -- they do not reflect payments made or future requirements for income taxes;

    -- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

    -- because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

    The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:


                                                Three Months Ended
                                                                    March 30,
                                            April 1, 2007             2008
                                       Actual      Pro Forma(a)      Actual
                                                  (in thousands)
    Net loss                          $(2,401)        $(2,506)      $(3,360)
      Depreciation, amortization, and
       accretion                        6,351           9,661        10,736
      Interest expense, net             3,010          10,267         9,862
      Income tax expense (benefit)        260            (767)       (1,384)
    EBITDA                             $7,220         $16,655       $15,854
      Non-cash stock based compensation   675             675           845
      Loss on disposal of assets           15              16            98
      Other miscellaneous                (105)           (105)         (158)
    Adjusted EBITDA                    $7,805         $17,241       $16,639
      Rent Expense                      6,014           7,417         8,411
    Adjusted EBITDAR                  $13,819         $24,658       $25,050


    (a) Pro forma results as if Town & Country had been included in the Company's operations for all of 2007.


    The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

                                                          Three Months Ended
                                                        April 1,     March 30,
                                                          2007           2008
                                                            (in thousands)
    Net cash provided by operating activities           $4,577         $3,450
      Changes in operating assets & liabilities             79          2,581
      Loss on disposal of assets                           (15)           (98)
      Non-cash stock based compensation expense           (675)          (845)
      Minority interest                                    (16)           (11)
      Deferred income tax                                    -          2,185
      Amortization of debt premium                           -            114
      Income taxes                                         260         (1,384)
      Interest expense, net                              3,010          9,862
    EBITDA                                              $7,220        $15,854
      Non-cash stock based compensation                    675            845
      Loss on disposal of assets                            15             98
      Other miscellaneous                                 (105)          (158)
    Adjusted EBITDA                                     $7,805        $16,639
      Rent Expense                                       6,014          8,411
    Adjusted EBITDAR                                   $13,819        $25,050


     Contacts:  Susser Holdings Corporation
                Mary Sullivan, Chief Financial Officer
                (361) 693-3743, msullivan@susser.com

                DRG&E
                Ken Dennard, Managing Partner
                (713) 529-6600, ksdennard@drg-e.com
                Anne Pearson, Senior Vice President
                (210) 408-6321, apearson@drg-e.com

SUSS-IR

SOURCE  Susser Holdings Corporation
    -0-                             05/07/2008
    /CONTACT: Mary Sullivan, Chief Financial Officer of Susser Holdings Corporation, +1-361-693-3743, msullivan@susser.com; or Ken Dennard, Managing Partner, +1-713-529-6600, ksdennard@drg-e.com, or Anne Pearson, Senior Vice President, +1-210-408-6321, apearson@drg-e.com, both of DRG&E for Susser Holdings Corporation/
    /First Call Analyst: /
    /FCMN Contact: ksdennard@drg-e.com /
    /Web site:  http://www.susser.com /
    (SUSS)